Exhibit 10.20

CONTRACT SERVICE PROVISION

CONTRACTOR:

ALPHA MINERALS BRAZIL PARTICIPAÇÕES LTDA, legal entity registered with the CNPJ under No. 43.093.229/0001-20, headquartered at Rua Professor José Leite e Oiticica, 530, Sala 04, Vila Gertrudes, São Paulo/SP, CEP: 04.705-080, hereby represented by João Paulo Agapito da Veiga, Brazilian, single, entrepreneur, registered with the CPF under No. , hereinafter referred to as simply CONTRACTOR.

and on the other hand,

CONTRACTOR:

RENATO ÁUREO DE PAULA GONZAGA - ME ., trade name RGX PARTNERS, a private legal entity registered with the CNPJ under No. 46.604.771/0001-99, with headquarters at Alameda Oscar Niemeyer, 804, apt. 1302, TI, B. Vale do Sereno, Nova Lima/MG, Cep 34.006-049, hereby represented by Renato Áureo de Paula Gonzaga, Brazilian, economist, married, registered with the CPF under No. , hereinafter referred to simply as CONTRACTOR.

The CONTRACTING PARTY and the CONTRACTED PARTY have between themselves, as fair and agreed, the this Service Agreement, which will be governed by the following Clauses and conditions:

CLAUSE 1 - PREAMBULAR CONSIDERATIONS

1.1 - CONTRACTING PARTY and CONTRACTED PARTY shall be referred to herein PARTIES and, individually, PARTY.

1.2 - The CONTRACTED PARTY declares that it is a company with a wide range of experience in the area of financial consulting, presenting, for this purpose, expertise and knowledge necessary for the provision of the services herein contracted, declaring that holds all the qualifications, authorizations and documentation relevant to its attainment.

1.3 - The parties undertake to submit to the Principle of Good Faith, signing also the commitment to carry out with zeal, collaboration and proactivity the activities necessary for the realization of the object of this contract, acting together with ethics in defense of all interests arising from the transactions that result from it.

CLAUSE 2 - OBJECT OF THE CONTRACT

2.1 - The OBJECT of this contract is the provision of services of Consulting, execution of financial operations, application and management of resources in cash related to the development of rare earth mining projects and other commodities that may be of interest to the CLIENT.

2.2 - The scope of services also includes, but is not limited to:

2.2.1 - Carry out planning, economic and financial, structural and of the CONTRACTING PARTY’s human resources, involving, but not limiting, to: strategic planning, budget analysis, projection of financial scenarios and forecasts.

2.2.2 - Develop, identify and exploit new opportunities for new business related to the minerals of interest to the Contracting Party and its shareholders.

2.2.3 - Implement systems and controls to improve management business.

CLAUSE 3 - REMUNERATION AND FORM OF PAYMENT

3.1 - For the services set forth in this contract, the CONTRACTING PARTY will pay the CONTRACTED the amount of R$27,750.00 (twenty-seven thousand, seven hundred and fifty reais) until the 5th business day of the month following the service provided, upon bank transfer to the account owned by the CONTRACTED PARTY indicated, and the deposit receipt is valid as proof of payment of the obligations contracted in this agreement.

3.2 - In the event of delay in the payment of services, item 3.1, due to sole fault of the CONTRACTING PARTY, a fine of 2% (two percent) will be levied on the amount due, in addition to interest of 1% (one percent) per month, pro rata die, until the effective date payment.

3.3 - Additional expenses related to the services contracted herein, such as travel, lodging and food will be reimbursed by the CONTRACTING PARTY upon presentation of valid receipts (invoices) at with the payment of services, according to item 3.1, if it is not for it Anticipated.

CLAUSE 4 - EFFECTIVE PERIOD

4.1 - This contract is entered into for a period of 12 (twelve) months, which is valid starts on 06/01/2023 and ends on 06/01/2024, and may be extended for an equal period or, according to another period of time than the PARTIES freely to wake up.

CLAUSE 5 - CONFIDENTIALITY

5.1 - The PARTIES acknowledge that, in the course of the collaboration related to the mining projects and the strategic asset development plan, confidential information may be shared between them, obliging the CONTRACTED PARTY to maintain confidentiality about the business and technical information that has access, by any means, and to other dealings arising from the object of this contract.

5.2 - For purposes of this agreement, “Confidential Information” includes, but is not limited to, limit to, data, documents, plans, strategies, reports, analyses, information technical, financial and commercial information, information on contracts with third parties, documents of the CONTRACTING PARTY or third parties related to him/her, as well as any other information identified as confidential.

5.2.1 - Information related to a identified or identifiable person or legal entity, such as: name, identity document, CPF number, CNPJ number, address, telephone, e-mail, IP address and their respective sensitive data.

5.3 - The CONTRACTOR agrees to maintain the absolute confidentiality of the so-called technical and business “confidential information”, or other in which the Client so designates, as well as take all reasonable steps to protect it from unauthorized disclosure.

5.4 - The CONTRACTOR undertakes to use the “confidential information” solely for the purposes of this Agreement and not to disclose, reproduce, transmit or use such information for any other purpose without prior authorization, and express expression of the CONTRACTING PARTY.

5.5 - The obligation of “confidentiality” does not apply to information that:

5.5.1 - were in the public domain at the time they were shared;

5.5.2 - are duly authorized by the CONTRACTING PARTY sharing with third parties involved in the project;

5.5.3 - became public domain after sharing, without breach of this clause;

5.5.4 - were already known to the receiving PARTY before sharing;

5.5.5 - Were obtained from third parties legally without restrictions of confidentiality;

5.5.6 - Must be disclosed in accordance with legal or regulatory requirements.

5.6 - The obligation of confidentiality established in this contract will persist even if after its completion or termination, for a period of 05 (five) years.

CLAUSE 6 - INTELLECTUAL PROPERTY

6.1 - For the purposes of this contract and the provision of services arising from it, “Intellectual Property” is understood as all industrial property rights and intellectual produced by the SERVICE PROVIDER, including, but not limited to: copyrights, trademarks, patents, industrial designs, processes and geological survey and mapping methods, trade secrets, know-how, computer programs, databases, inventions, discoveries, creations, works and any other form of legally protected intellectual property.

6.2 - The CONTRACTED PARTY, hereby, acknowledges that all rights of “Intellectual Property” described in item 6.1 and that are related to the Services provided under this Agreement are the exclusive property of CONTRACTING PARTY, assigning and transferring to him/her all related rights, at which time the CONTRACTING PARTY holds full ownership and the exploitation rights of said “Intellectual Property”.

6.3 - The CONTRACTED PARTY acknowledges and accepts that the CONTRACTING PARTY will have the exclusive right to use, exploit, modify, sublicense, register, and protect the “Intellectual Property” transferred to him/her, at his/her convenience, within the scope of their activities or related to them, or even outside them.

6.4 - The CONTRACTED PARTY declares and accepts that it will not use, disclose or Exploitation of the rights protected by this Clause, unless expressly authorized of the CONTRACTING PARTY, under penalty of incurring the fine described in Clause 10, item 10.3.

CLAUSE 7 - OBLIGATIONS OF THE CONTRACTING PARTY

7.1 - Provide the SERVICE PROVIDER, with clarity and precision, with the information perhaps requested and inherent to the fulfillment of the object of the contract.

7.2 - Communicate to the SERVICE PROVIDER, in writing, the occurrence of any failure or malfunction of the services performed, specifying the type of defect, providing all the necessary data and information for the respective sanitation, if applicable, and thus the CONTRACTED PARTY must promote the due correction within a maximum period of 03 (three) days.

7.3 - Promote the payments due due to this contract in the form and dates scheduled.

CLAUSE 8 - OBLIGATIONS OF THE CONTRACTOR

8.1 - Faithfully perform the services described in Clause 2 and its sub-items, always within the usual good technique and standards, as well as respecting the norms, the technical specifications, the safety conditions applicable to the provision of services of this kind, to be subject to all the legislation applicable to the species, whether federal, state or municipal, as well as all determinations of the agencies competent of the Public Administration and other inspection entities.

8.2 - Ensure that the financial and economic operations of the CONTRACTING PARTY are carried out within the standards determined by Brazilian legislation, as well as how to ensure the correct payment of taxes and other contributions to which subject to the activity of the CONTRACTING PARTY.

8.3 - Promote and supervise the effective allocation of financial resources,

8.4 - Request the CONTRACTING PARTY at least 7 (seven) days in advance equipment, materials, tools and supplies necessary to carry out the contracted services.

8.5 - Be responsible for the correct use of all equipment, materials and inputs provided by the CONTRACTING PARTY, and must bear the financial burdens and obligations of any damages caused to them due to their misuse or the costs of repairing them.

8.6 - Be responsible for any damage caused to the furniture and materials of which has possession and that is the result of misuse or inappropriate use, and the costs of this repair or replacement to be withheld or deducted from the values due under this contract.

8.7 - Return to the CONTRACTED PARTY all materials, furniture, inputs and tools that are in your possession and use, as well as providing all data and information related to the contracted services, including “information confidential property” and “intellectual property” of the CONTRACTING PARTY, after or terminated the contract.

8.8 - Immediately cease the use of the “Intellectual Property” and return all documents, materials and information related thereto in the event of termination of this contract, for whatever reason.

8.9 - Perform the services contracted herein autonomously, being responsible, from now on, for any judicial or administrative proceedings proposed, and related to this contract, whether civil, environmental, tax or labor, being subject to compensation to the CONTRACTING PARTY any convictions that may arise suffer, if he has not competed for it.

8.10 - Be responsible for any damages that the CONTRACTING PARTY or third parties may suffer as a result of his acts or omissions, including his agents or employees, in the exercise of the duties imposed on them by this contract.

8.11 - Promote the corresponding and punctual payment of all contributions, other taxes levied on the activities arising from this contract and to be responsible for their tax regularity.

8.12 - Issue invoices for services performed at least 5 years in advance days of their respective expiration.

CLAUSE 9 - ABSENCE OF BOND AND NON-EXCLUSIVITY

9.1 - This contract does not create any form of association, partnership, joint venture or employment relationship, and each party must assume and bear its obligations tax, social security and labor laws.

9.2 - This contract does not generate exclusivity for any of the PARTIES, and the free to contract services with other companies, respecting, however, the duty of confidentiality, as established in Clause 5.

CLAUSE 10 - TERMINATION, FINES AND PENALTIES

10.1 - The PARTIES may, by mutual consent and with prior notice of 90 (ninety) days, terminate this contract, in which case no burdens, charges or penalties, except for the fulfillment of obligations still pending, including those arising from payment to the CONTRACTOR.

10.2 - This contract may be terminated without prior notice, only upon written communication, in the following cases:

10.2.1 - Breach of contract by any of the PARTIES;

10.2.2 - Inability of the CONTRACTED PARTY with the specific rules of the provision of services and object of this contract;

10.2.3 - Unforeseeable circumstances or force majeure.

10.3 - In the event of termination of this contract by the CONTRACTING PARTY, without fair reason, he/she will be fined in the amount equivalent to 03 (three) times the monthly value of this contract.

10.4 - If the CONTRACTED PARTY violates the duty of secrecy and “Property” Intellectual” listed in Clause 5 and Clause 6 will be imposed on him/her a penalty of fine in the amount of R$83,250.00 (eighty-three thousand, two hundred and fifty reais), in addition to the immediate termination of the contract, losing the right to receive any outstanding amounts, without prejudice to the determination of any damages caused by the Unauthorized disclosure.

10.5 - Bankruptcy, insolvency, request for judicial reorganization, intervention, liquidation or dissolution of any one of the PARTIES, or even the configuration of a pre-bankruptcy situation or pre-insolvency, including with overdue and protested securities, or enforcement actions that compromise the financial soundness and maintenance of the business object of this contract.

10.6 - The CONTRACTING PARTY may determine the stoppage of services for reason of a relevant technical nature or even, in the case of non-compliance and/or disobedience to legal determinations or non-compliance with clauses described herein.

CLAUSE 11 - GENERAL PROVISIONS

11.1 - The PARTIES are prohibited from assigning or transferring to third parties, in whole or in part, the rights and obligations arising from this contract, except with the prior consent, in writing, from the other PARTY.

11.2 - The mere tolerance by the PARTIES in relation to non-compliance with Any of the terms set forth in this Agreement shall not be construed as WAIVER OF THE CLAUSES AND CONDITIONS AGREED HEREIN.

11.3 - Any changes to this contract shall be made by means of an amendment contractual, duly signed by both PARTIES and by 02 (two) Witnesses.

11.4 - This contract shall be governed and interpreted in accordance with the Civil Code.

11.5 - The PARTIES agree to accept the electronic signature as a valid means and effective in formalizing and binding this agreement, as well as any amendments, additions or documents related to it, and the use of the signature is valid as proof of the free and express manifestation of the parties, not being physical presence or handwritten signatures required.

11.6 - The PARTIES agree that all communication related to this agreement will be carried out through any of the available communication channels, including but not limited to email, physical mail, telephone or any other appropriate electronic means.

11.7 - This contract constitutes the sole and entire agreement between the PARTIES, replacing all other documents, letters, memos, emails, conversations through WhatsApp or proposals between the PARTIES, as well as the oral understandings maintained between them and prior to the present date.

11.8 - Any disputes arising from this contract will be submitted to the jurisdiction of the District of Belo Horizonte/MG, the PARTIES renouncing any other, for more privileged as he is.

In testimony of your agreement to the terms and conditions and conditions established, the PARTIES sign this Service Agreement at 03 (three) copies of the same content and form, together with two witnesses.

Belo Horizonte, June 01, 2023.

/s/Alpha Minerals Brazil Participacoes LTDA	/s/ Renato Aureo de Paula Gonzaga
ALPHAMINERALS BEA PART. Limited liability company.	RENATO AUREO DE PAULA GONZAGA

1) Witness	2) Witness